Exhibit 10.2
Dated 31st August 2005

MMO EU LIMITED	(1)

NYMAGIC, INC.	(2)

THE PURCHASERS	(3)

and

MMO UK LIMITED	(4)

TAXATION DEED

THIS DEED is made on 31 August 2005 BETWEEN:
(1)	MMO EU LIMITED (registered number 03314910) whose registered office is at 51 Eastcheap, London EC3M 1JP (the “Seller”);

(2)	NYMAGIC, INC. a company incorporated under the laws of New York whose registered office is at 919 Third Avenue, 10th Floor, New York, NY 10022 (“the Guarantor”);

(3)	The persons whose names and registered offices are set out in Schedule 1 hereto (“the Purchasers”); and

(4)	MMO UK LIMITED (registered number 03266637) whose registered office is at 51 Eastcheap, London EC3M 1JP (“the Company”).
WHEREAS this Deed is entered into pursuant to an agreement of even date herewith between the Purchasers, the Seller, the Guarantor and the Company for the sale and purchase of the issued share capital of the Company (“the Share Sale Agreement”):
IT IS HEREBY AGREED as follows:
1	Interpretation

1.1	Words and expressions defined in clause 1 of the Agreement shall (unless the context otherwise requires) have the same meaning for the purposes of this Deed.

1.2	In this Deed:

“2005 Accounting Period” means the Accounting Period of the Company ending 31 December 2005;

“Accounting Period” has the meaning ascribed to it in section 12 ICTA 1988;

“Accounting Requirements” in respect of any person, means any accounting requirements imposed by law, statements of standard accounting practice, financial reporting standards and any other accounting standards issued by any body from time to time charged with developing and/or applying the generally accepted accounting principles applying to that person, and any other accounting principle observance of which by that person is required in order to ensure its accounts, and those of any other person with which its accounts are consolidated, comply with applicable law;

“Actual Taxation Liability” in relation to any person, means a liability of that person to make a payment of Taxation or to make a payment in respect of Taxation where such liability is imposed by law, whether or not such Taxation is also or alternatively chargeable against or attributable to any other person;

“business day” means a day (other than a Saturday and Sunday) when banks are open for the transaction of normal banking business in London;

“Corporation Tax Payments” means an installment payment as described in Regulation 5 of the Corporation Tax (Instalment Payment) Regulations 1998;

“Default Rate” means 2 per cent above the base rate of Barclays Bank plc or, in the absence of such base rate, the base rate of such other of the high street clearing banks as the Purchasers shall select and of which the Purchasers’ Representative shall give notice to the Seller;

“Escrow Account” means the interest bearing deposit account at the Royal Bank of Scotland, 62-63 Threadneedle Street, PO Box 142, London, EC2R 8LA to be opened and held in the name of Norton Rose in accordance with the terms of the Escrow Letter;

“Escrow Letter” means the letter addressed to Clyde & Co relating to the running of the Escrow Account signed by the Seller, the Purchasers and the Guarantor;

“Event” means any event, occurrence, transaction, act or omission (or any deemed event, occurrence, transaction, act or omission) including, for the avoidance of doubt, the sale and purchase of the Sale Shares pursuant to the Agreement;

“Group Relief Relief” means any Relief which is eligible for relief from corporation tax pursuant to the Group Relief Provisions;

“Group Relief Provisions” means Chapter IV, Part X ICTA 1988

“ICTA 1988” means the Income and Corporation Taxes Act 1988;

“Instalment Payment” means any instalment payment as described in Regulation 5 of the Corporation Tax (Instalment Payment) Regulations 1998

“Notice of Liability” means any assessment, notice, demand or other document issued or action taken by or on behalf of any Taxation Authority, or any self-assessment return or amended return, from which it appears that the Company is subject to, is sought to be made subject to, or might become subject to, any Taxation Liability;

“Post 2005 Accounting Period” means any Accounting Period of the Company commencing on or after 1 January 2006;

“Purchasers’ Representative” means such Purchaser as both the Purchasers shall from time to time, by written notice to the Seller, appoint to act as the representative of the Purchasers for the purposes of this Deed;

“Relevant Purchaser” means such Purchaser or such member of such Purchaser’s group (as defined by section 413 of ICTA 1988) which has utilised or sought to utilise Losses or Excess Losses pursuant to the provisions of Schedule 5;

“Relevant Proportions” means the percentage set out in Schedule 1;

“Relief” means any loss, allowance, exemption, set-off, deduction, credit or other relief relating to any Taxation or to the computation of income, profits or chargeable gains for the purposes of any Taxation;

“Taxation” means:
(i)	all forms of tax, levy, duty, charge, impost, withholding or other amount whenever created or imposed and whether of the United Kingdom or elsewhere, payable to or imposed by any Taxation Authority; and

(ii)	all charges, interest, penalties and fines incidental or relating to any Taxation falling within (i) above or which arise as a result of the failure to pay any Taxation on the due date or to comply with any obligation relating to Taxation;
“Taxation Authority” means the HM Revenue and Customs, or any other revenue, customs, fiscal, governmental, statutory, state, provincial, local governmental or municipal authority, body or person, whether of the United Kingdom or elsewhere;

“Taxation Liability” in relation to any person, means any Actual Taxation Liability of that person or any other liability of, or amount incurred by, or charged against, that person, in each case falling within any of clauses 2.1.1 to 2.1.4 (inclusive);

“TCGA 1992” means the Taxation of Chargeable Gains Act 1992.

1.3	References in this Deed to any person being related to any other person for the purposes of any Taxation shall include any case where, without limitation:
1.3.1	either person has control (within the meaning of any of sections 416, 767B(4) and 840 ICTA 1988) of the other person;

1.3.2	those persons are connected within the meaning of section 839 ICTA 1988) with each other;

1.3.3	there is a connection (within the meaning of section 87 Finance Act 1996) between such persons;

1.3.4	any other person has control (as defined in clause 1.3.1) of, or is connected (as defined in clause 1.3.2) with those persons;

1.3.5	either person is the holding company of that other person or is a subsidiary of either that other person or any other person of which the other person is also a subsidiary (“holding company” and “subsidiary” having the meanings ascribed to them by Companies Act 1985);

1.3.6	either person is a direct or indirect participant in the management, control or capital of that other person (for the purposes of Schedule 28AA ICTA 1988);

1.3.7	either person is such a person as is referred to in paragraph 2(1) of Schedule 28 Finance Act 2000 where the other person is the taxpayer company as referred to in paragraph 1 of the said Schedule 28;

1.3.8	those persons are associated for the purposes of section 42 Finance Act 1930; and/or

1.3.9	those persons are members of the same group for any tax purposes.
1.4	The provisions of clauses 12.1 (alterations), 12.3 (notices), 12.5 (continuing effect), 12.8 (counterparts), 12.9 (applicable law) and 12.11 (successors and assigns) of the Agreement shall apply as if the same were set out here in full, and as if references therein to “the Agreement” were references to this Deed.

1.5	References to clauses and Schedules are (unless the context otherwise requires) references to clauses of, and Schedules to, this Deed. References in any Schedule to paragraphs are (unless the context otherwise requires) references to paragraphs of that Schedule.

1.6	All obligations and liabilities of each of the Purchasers or Relevant Purchasers under this Deed are made or given on a several basis only.

2	Covenant by the Seller

2.1	Subject to clause 3 the Seller hereby covenants with the Purchasers to pay to the Purchasers their Relevant Proportions of an amount or amounts equal to each of the following:

2.1.1	subject to clauses 2.1.3 and 2.1.4, any Actual Taxation Liability of the Company arising as a result of, in respect of, or by reference to:
(a)	any Event occurring, or deemed for the purposes of any Taxation to occur, on or before Completion which shall include any underwriting entered into on or prior to Completion; or

(b)	any income, profits or chargeable gains (not falling within (a) above) earned, accrued or received, or deemed for the purposes of any Taxation to be earned, accrued or received, on or before, or in respect of any period ending on or before, Completion; or

(c)	the Company’s run-off of any underwriting activity (to the extent not falling within (a) above) entered into on or prior to Completion.
2.1.2	any liability of the Company to pay or repay any other person (other than any Taxation Authority) any amount under any agreement or other arrangement entered into before Completion relating to:
(a)	the surrender or allocation among any companies of any Relief;

(b)	any election by one or more companies to treat a disposal or a gain to have been made by one of those companies; or

(c)	value added tax (or the equivalent in any other jurisdiction);

2.1.3	any Actual Taxation Liability of the Company (not falling within clause 2.1.1) which is the liability to Taxation of any other person and for which the Company is liable by reason of having been, at any time before Completion, related to or ceasing as a result of the disposal of the Shares (or any arrangements leading to such disposal) to be related to:
(a)	that other person for the purposes of any Taxation;

(b)	any person which is or has been at any time on or before Completion related to that other person for the purposes of any Taxation; or

(c)	any other person which is or has been at any time on or before Completion related to a person falling within above (b) for the purposes of any Taxation; and
2.1.4	any reasonable costs and expenses properly incurred by the Purchasers or the Company in connection with any such liability or amount as is referred to in any of clauses 2.1.1 to 2.1.3 inclusive for which the Seller is liable, or with any successful action taken by the Purchasers to recover any amounts due from the Seller hereunder.

3	Limitations

3.1	The Seller shall not be liable to make any payment under clause 2.1 in respect of any Taxation Liability of any person to the extent that:
3.1.1
   such Taxation Liability would not have arisen but for a change in the Accounting Requirements applying to, or in any way affecting, that person, introduced or having effect after Completion, other than a change which is required in order to comply with the Accounting Requirements applying to that person in each case as in force or having effect at Completion; or

3.1.2
   such Taxation Liability would not have arisen but for any act, omission or transaction done, made or carried out by any one or more of the Purchasers, or any company connected with any of the Purchasers and the Company or any of their respective directors, employees or agents after Completion, where such act, omission or transaction was not done, made or carried out:

(i)	as required by law as it is in force at the date of the Agreement;

(ii)	pursuant to a legally binding commitment of the Company created on or before Completion; or

(iii)	in the ordinary course of business of the Company as carried on immediately prior to Completion;

   provided that the presentation of any document for stamping where it is required in order to register or enforce such document or where its production is required by any Taxation Authority shall be treated as being required by law;

3.1.3	such Taxation Liability arises or is increased as a result of any increase in the rates of Taxation announced after Completion;

3.1.4
   such Taxation Liability would not have arisen or would have been reduced or eliminated but for a failure on the part of the Company to make any claim, election, surrender or disclaimer or give any notice or consent or do anything after Completion the making, giving or doing of which was taken into account in preparing the Accounts and details of which were provided to the Purchasers in writing prior to Completion;

3.1.5
   such Taxation Liability would not have arisen but for a cessation of, or change in the nature or conduct of, any trade carried on by the Company, being a cessation or change occurring after Completion;

3.1.6	such Taxation Liability has been discharged on or before Completion;

3.1.7	such Taxation Liability is reduced or eliminated by any Relief under the Group Relief Provisions being made available to the Company at no cost to the Company, and without any payment being made in respect thereof by the Purchasers under Schedule 4;

3.1.8	such Taxation Liability would not have arisen but for any failure or delay by the Purchasers or the Company in paying over to any Taxation Authority any payment previously made by the Seller in respect of a Tax Liability; or

3.1.9	such Taxation Liability arises as a consequence of a breach by the Purchasers of any of their obligations under this Deed.
3.2	No claim shall be brought by the Purchasers under clause 2 of this Deed against the Seller unless notice in writing specifying such particulars, as are available at the relevant time, and (where practicable) the anticipated amount of such claim is given to the Seller not later than seven years after the date of this Deed.

4	Rebate

4.1	Clause 4.2 shall apply where the Seller has paid any amount due to the Purchasers under clause 2 in respect of any Taxation Liability (in this clause 4, the “Relevant Payment”) and any one or more of the Purchasers and the Company (in this clause 4, the “Relevant Recipient”) receives (whether by way of actual receipt, credit, set-off or otherwise) from any other person a payment in respect of such Taxation Liability (in this clause 4, the “Relevant Receipt”).

4.2	The Purchasers agree with the Seller that, where this clause 4.2 applies, they shall in their Relevant Proportions repay, or cause to be repaid, to the Seller a sum equal to the lesser of:
4.2.1	the amount of the Relevant Receipt after deduction therefrom of the aggregate of:
(a)	the reasonable costs incurred by the Purchasers or the Relevant Recipient in obtaining it (to the extent that such costs have not been reimbursed pursuant to the indemnity given in clause 4.3); and

(b)	any Actual Taxation Liability of the Relevant Recipient in respect of the Relevant Receipt; and
4.2.2	the amount of the Relevant Payment (except so much of the Relevant Payment as represents an amount payable by virtue of clause 6 (withholdings and gross-up)).
4.3	If the Purchasers shall become aware of their actual or potential entitlement or the actual or potential entitlement of the Company to any Relevant Receipt, the Purchasers shall give or cause to be given written notice thereof in accordance with clause 1.4 to the Seller as soon as reasonably practicable after becoming so aware. If so requested by the Seller, and subject to the Purchasers and/or the Company being indemnified to the reasonable satisfaction of the Purchasers against all costs and expenses which may be thereby incurred, the Purchasers shall severally take or cause to be taken such action as is in their control (including collectively procuring that the Company may take such action but without any Purchaser being obliged to take any action which it is not able to do) as the Seller shall reasonably request to secure receipt of the payment in question.

5	Conduct of Claims

5.1	If any one or more of the Purchasers and the Company shall become aware of any Notice of Liability which might give rise to a claim under this Deed, the Purchasers’ Representative shall, by way of covenant but not as a condition precedent to the liability of the Seller hereunder, give or cause to be given written notice thereof to the Seller as soon as reasonably practicable (and, in any event, in the case of a Notice of Liability which requires an appeal to be made against it or other action to be taken within a specified period of time, within ten business days of becoming aware in reasonable detail thereof).

5.2	As regards any such Notice of Liability, the Purchasers shall take or cause to be taken such action as the Seller may, by written notice given to the Purchasers’ Representative, reasonably request to cause that Notice of Liability to be withdrawn or to dispute, resist, appeal against, compromise or defend that Notice of Liability and any determination in respect thereof, or to apply to postpone (so far as legally possible) the payment of any Taxation pending the determination of any appeal, but subject to the Purchasers and the Company being indemnified to the reasonable satisfaction of the Purchasers against all losses (including any additional Taxation Liability of that person), interest, damages, expenses thereby suffered or incurred by the Purchasers or the Company and provided that:
5.2.1	any request made by the Seller pursuant to this clause 5.2 shall be made within a reasonable time of receipt by the Seller of any notice given to the Seller in accordance with clause 5.1 (and, in any event, in the case of a Notice of Liability which requires an appeal to be made or other action to be taken within a specified period of time, (and provided that the Purchasers’ Representative has complied with its obligations under clause 5.1) not later than five business days prior to the expiry of such specified period);

5.2.2	where the Seller does not make any such request within the period referred to in clause 5.2.1, the Purchasers and the Company shall (without prejudice to the rights of the Purchasers under this Deed in respect of the Notice of Liability) be free to take such action as they consider reasonable in the circumstances to settle the relevant liability to which the Notice of Liability relates; and

5.2.3	the Purchasers and the Company shall not be obliged to comply with any request of the Seller which involves contesting any assessment of Taxation before any court or any other appellate body (including any tribunal or court) unless they have been advised in writing, at the expense of the Seller, by either tax counsel of at least five years’ call or, if considered to be appropriate by both the Seller and the Purchasers’ Representative, a leading firm of accountants or lawyers, instructed by agreement between the Purchasers’ Representative and the Seller or, failing such agreement, in accordance with the procedure set out in clause 5.3, that an appeal against such assessment is a reasonable course of action to be taken;

5.2.4	save where the Seller provides reasonably satisfactory indemnities therefor, neither the Purchasers nor the Company shall be obliged to take any action which is likely to increase their liability to taxation for any Accounting Period ending after Completion;

5.2.5	the rights of the Seller under this clause 5.2 shall cease if either;
(a)	in the opinion of the Purchasers’ Representative acting reasonably, the Guarantor would not at the relevant time have the realisable resources to meet the Actual Taxation Liability, the subject of the Notice of Liability and any losses referred to in clause 5.2 unless security satisfactory to the Purchasers is given to the Purchasers in respect thereof, or

(b)	if legal proceedings are commenced with a view to the Guarantor’s winding-up, dissolution or administration, or for the appointment of a receiver, administrator, trustee or similar officer in respect of it or of any of its assets (otherwise than for the purpose of its voluntary reconstruction or amalgamation).
5.3	If the Seller and the Purchasers’ Representative shall not have agreed upon tax counsel or, if relevant a leading firm of accountants or lawyers within 14 days, such matter shall thereupon be referred to such leading counsel, firm of accountants or firm of lawyers as the President for the time being of the Law Society of England and Wales shall (at the request of either the Purchasers’ Representative or the Seller) nominate.

6	Withholdings and Gross-up

6.1	All sums payable under this Deed by the Seller shall be paid free and clear of all deductions or Withholdings whatsoever, save only as may be required by law.

6.2	If, at any time, any applicable law, regulation or regulatory requirement requires the Seller to make any deduction or withholding from any sums payable to the Purchasers under this Deed, the amount so due shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Purchasers receive, on the due date for such payment, a net sum equal to the sum which they would have received had no such deduction or withholding been required to be made.

6.3	If the Seller is required by law to make any deduction or withholding as referred to in clause 6.2, the Seller shall:

6.3.1	make such deduction or withholding; and

6.3.2	pay the full amount deducted or withheld to the relevant Taxation Authority in accordance with applicable law, regulation or regulatory requirement.
6.4	If any amount paid or due to the Purchasers hereunder gives rise to any Actual Taxation Liability, or would (but for the availability of any Relief) give rise to an Actual Taxation Liability, in the hands of the Purchasers, then the amount so paid or due (in this clause 6.4, “the net amount”) shall be increased to an amount (in this clause 6.4, “the grossed-up payment”) which (after subtraction of the amount of any Actual Taxation Liability which arises, or would, but for the availability of any Relief, arise in the hands of the Purchasers with respect to the grossed-up payment) shall equal the net amount, provided that if any amount is initially paid on the basis that the amount due is not taxable in the hands of the Purchasers or vice versa and it is subsequently determined that it is or that it is not, such additional amounts shall be paid to or by the Purchasers as shall place the Purchasers in the same after-tax position as they would have been in if the amount due had not been taxable in the hands of the Purchasers.

6.5	If, at any time after any increased payment is made by the Seller as a consequence of the application of clause 6.2, the Purchasers receive or are granted a credit against or remission from any Taxation payable by them which they would not otherwise have received or been granted, the Purchasers shall in their Relevant Proportions, to the extent that they can do so without prejudicing the retention of the amount of such credit or remission, reimburse the Seller with such amount as shall leave the Purchasers (after such reimbursement) in no worse a position than they would have been in had the circumstances giving rise to the increased payment not in fact arisen. Such reimbursement shall be made not later than ten business days after the Purchasers receive or are granted such credit.

7	Payment

7.1	Where any amount is required to be paid by any person to the Purchasers under clause 2 in respect of any Actual Taxation Liability, that person shall pay such amount in cleared, immediately available funds on or before the date before the last date on which the Taxation in question is due for payment to the relevant Taxation Authority without incurring any penalty, fine or interest, or, if later, seven business days following the date on which the Purchasers, in accordance with clause 5, notify that person of its liability to make payment and the amount of that payment.

7.2	Where any amount is required to be paid by any person to the Purchasers under clause 2 (other than in respect of any Actual Taxation Liability) that person shall pay such amount in cleared, immediately available funds on or before the later of:
(a)	in the case of a Taxation Liability falling within clause 2.1.2, the day before the date upon which the payment or repayment is due to be made by the Company; and

(b)	in the case of a Taxation Liability falling within clause 2.1.4, the day before the date upon which the costs or expenses are due to be paid by the Company; and
seven business days after the date on which the Purchasers, in accordance with clause 5 (conduct of claims), notifies that person of its liability to make a payment and the amount of that payment.

7.3	Sums not paid on the dates specified in clauses 7.1, 7.2 and/or Schedule 4 shall bear interest (which shall accrue from day to day after, as well as before, judgement) at the Default Rate for the period from the date following that specified date up to and including the day of actual payment of such sums (or the next business day if the day of actual payment is not a business day) compounded quarterly, provided that interest shall not be payable under this clause 7.4 in respect of any period or part thereof to the extent that the amount of the Taxation Liability in question takes account of interest for the same period or part thereof.

8	Taxation Compliance

Schedule 3 shall have effect.

9	Group Relief Arrangements

Schedule 4 shall have effect.

10	Guarantee

10.1	Schedule 2 shall have effect.

11	Confidentiality

11.1	Each party undertakes to the others that it shall:
11.1.1	treat all information provided under this Deed as confidential;

11.1.2	not disclose such information to any person other than its auditors and/or lawyers unless the relevant party has given its prior consent in writing to such disclosure, such consent not to be unreasonably withheld or delayed; and

11.1.3	use its best endeavours to procure that those other persons who are referred to in clause 11.1.2 above shall not disclose the same to any other person;
11.2	Nothing in the undertaking contained in clause 11.1 shall restrict the disclosure of information to the extent that:
11.2.1	the same is required by law;

11.2.2	the information has come into the public domain without any breach of that undertaking; or

11.2.3	the relevant party has given its prior consent to such disclosure in writing.
12	Counter-Indemnity

12.1	Each Purchaser hereby covenants with the Seller to pay to the Seller an amount equal to its Relevant Proportion of any Taxation Liability for which the Seller or any other person falling within section 767A(2) or 767AA(4) of the ICTA becomes liable by virtue of the operation of sections 767A, 767AA and 767B of the ICTA in circumstances where the taxpayer company (as referred to in section 767A(1)) and/or the transferred company (as referred to in section 767AA(1)) is the Company.

12.2	The covenant contained in clause 12.1 shall not apply to any Taxation Liability to the extent that the Purchasers could claim payment in respect thereof under this Deed or would have been able to do so but for any financial limits contained in the Share Sale Agreement; and

12.3	Clauses 5, 6 and 7 of this Deed (Conduct of Claims, Withholdings and Gross-up and Payment) shall apply to the covenants contained in this clause 12 as they apply to the covenants contained in clause 2, replacing references to the Seller by the Purchasers (and vice versa) and making any other necessary modifications.

13	Change of Control

13.1	In the event that any party (other than a person with whom either of the Purchasers would form a group for group relief purposes) acquires any interest in the issued share capital of the Company from the Purchasers other than where the person acquiring such interest enters into contractual documentation with the Parties hereto (other than the Purchasers) in substantially the same form as this Deed to ensure that the Seller is not materially financially disadvantaged by such acquisition, the Purchasers from whom such party acquires such interest shall indemnify the Seller for any material financial disadvantage to it arising as a result of such acquisition.

13.2	Clause 13.1 shall cease to apply to any acquisition taking place after the later of:
(a)	31 December 2007; and

(b)	the date on which both no funds stand to the credit of the Escrow Account and the Purchasers conclude (acting reasonably) that no further funds are likely to be paid into the Escrow Account.
13.3	In the event that an acquisition is ignored under clause 13.1 by virtue of the acquirer having been part of the same group, and such person subsequently leaves the group owning an interest in the Company, clause 13.1 shall apply on the occasion of such departure from the group.

14	Liquidation of the Seller

14.1	The parties acknowledge that the Seller may be put into liquidation after Completion and in the event of any such liquidation or proposed liquidation, the parties agree that references to the Seller shall be replaced by references to the Guarantor, and if necessary, they shall execute such documentation to ensure that obligations (and the rights) of the Seller will be transferred to the Guarantor by way of novation or otherwise, with the intent that the Purchasers should have direct contractual recourse by way of primary obligation against the Guarantor (and vice versa), and that subject thereto, the Purchasers should have no further recourse against the Seller.

IN WITNESS whereof this Deed has been entered into the day and year first above written

Schedule 1

The Purchasers

Name	Registered Office	Relevant Proportion (%)
Robertson Group Limited	10 Perimeter Road, Elgin IV30 6AE	50
The Edinburgh Woollen Mill (Group) Limited	Site A Kingmoor Park South Industrial Estate Queens Drive Carlisle CA6 4SB	50

Schedule 2
Guarantee
1	Guarantee by the Guarantor

1.1	In consideration of the Purchasers entering into this Deed, the Guarantor unconditionally and irrevocably guarantees to the Purchasers the due and punctual performance of all the obligations and liabilities of the Seller under or otherwise arising out of or in connection with this Deed and the Share Sale Agreement (as any of such obligations and liabilities may from time to time be varied, extended, increased or replaced) and undertakes to keep the Purchasers, in their Relative Proportions, fully indemnified against all liabilities, losses, proceedings, claims, damages, costs and expenses of whatever nature which the Purchasers may suffer or incur as a result of any failure or delay by the Seller in the performance of any of such obligations and liabilities.

1.2	If any obligation or liability of the Seller expressed to be the subject of the guarantee contained in this Schedule 2 (the “Seller’s Guarantee”) is not or ceases to be valid or enforceable against the Seller (in whole or in part) on any ground whatsoever (including, but not limited to, any defect in or want of powers of the Seller or irregular exercise of such powers, or any lack of authority on the part of any person purporting to act on behalf of the Seller, or any legal or other limitation, disability or incapacity, or any change in the constitution of, or any amalgamation or reconstruction of the Seller, or the Seller taking steps to enter into or entering into bankruptcy, liquidation, administration or insolvency, or any other step being taken by any person with a view to any of those things), the Guarantor shall nevertheless be liable to the Purchasers in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Guarantor were the principal debtor in respect thereof.

1.3	The liability of the Guarantor under the Seller’s Guarantee shall not be discharged or affected in any way by:
1.3.1	the Purchasers compounding or entering into any compromise, settlement or arrangement with the Seller, or any other person; or

1.3.2	any variation, extension, increase, renewal, determination, release or replacement of this Deed, whether or not made with the consent or knowledge of the Guarantor; or

1.3.3	the Purchasers granting any time, indulgence, concession, relief, discharge or release to the Seller, any co-guarantor or any other person or realising, giving up, agreeing to any variation, renewal or replacement of, releasing, abstaining from or delaying in taking advantage of or otherwise dealing with any securities from or other rights or remedies which it may have against the Seller, any co- guarantor or any other person; or

1.3.4	any other matter or thing which, but for this provision, might exonerate or affect the liability of the Guarantor.
1.4	The Purchasers shall not be obliged to take any steps to enforce any rights or remedy against the Seller or any other person before enforcing the Seller’s Guarantee.

1.5	The Seller’s Guarantee is in addition to any other security or right now or hereafter available to the Purchasers and is a continuing security notwithstanding entering into liquidation, administration or insolvency or steps being taken by any person with a view to any of those things or other incapacity of the Seller or the Guarantor or any change in the ownership of either of them.

1.6	Until the full and final discharge of all obligations and liabilities (both actual and contingent) which are the subject of the Seller’s Guarantee, the Guarantor:
1.6.1	waives all of its rights of subrogation, reimbursement and indemnity against the Seller and all rights of contribution against any other person and agrees not to demand or accept any security from the Seller or any other person in respect of any such rights and not to prove in competition with the Purchasers in the bankruptcy, liquidation or insolvency of the Seller or any such other person; and

1.6.2	agrees that it will not claim or enforce payment (whether directly or by set-off, counterclaim or otherwise) of any amount which may be or has become due to the Guarantor by the Seller, any other person or any other person liable to the Purchasers in respect of the obligations hereby guaranteed if and so long as the Seller is in default under this Deed provided this shall not apply to any right of the Guarantor to receive any payments under the Lloyd’s — MMO Agreement.
1.7	Any moneys received by the Purchasers under the Seller’s Guarantee may be placed to the credit of a suspense account with a view to preserving its rights to prove for the whole of its claims against the Seller or any other person.

1.8	If the Seller’s Guarantee is discharged or released in consequence of any performance by the Seller of the guaranteed obligations which is set aside for any reason, the Seller’s Guarantee shall be automatically reinstated in respect of the relevant obligations.

Schedule 3
Taxation Compliance
(clause 8)
1	Accounting Periods for the periods up to and including 31 December 2005

1.1	The Seller shall prepare the corporation tax return (and any relevant supporting material) relating to the tax affairs of the Company for all Accounting Periods up to and including the 2005 Accounting Period (in this Schedule, “the Relevant Periods”).

1.2	The Seller covenants with the Purchasers that it shall use its reasonable endeavours to provide to the Purchasers (or their duly authorised agent or representative) the corporation tax return for the accounting period ended on 31st December 2004 by 14th October 2005 and the Purchasers shall use their reasonable endeavours to file such return by 31st October 2005. The documentation which has been prepared in accordance with paragraph 1.1 above for the 2005 Accounting Period shall be provided by the Seller to the Purchasers not less than 20 business days before the date of intended submission.

1.3	The Purchasers shall deal with the submission of all documentation (including the tax computation) and shall deal with all matters (including correspondence) relating to the tax affairs of the Company for the Relevant Periods with a view to agreeing the same with the relevant Taxation Authority.

1.4	The Seller covenants with the Purchasers that it shall provide to the Purchasers (or their duly authorised agent or representative) within five business days of the receipt thereof, a copy of any material communication from the relevant Taxation Authority received after Completion by the Seller or its duly authorised agent or representative (and not also received by the Company, the Purchasers or any company in the group of companies of which the Purchasers are members or any then current director, employee or agent or professional adviser of any of them) relating to any Relevant Period of the Company.

1.5	The Purchasers covenant with the Seller that they shall:
1.5.1	provide to the Seller (or its duly authorised agent or representative):
(a)	not less than 14 business days before the date of intended submission, a copy of any material communication, including responses to the relevant Taxation Authority enquiries relating to any Relevant Period of the Company which it is proposed be submitted after Completion to the relevant Taxation Authority, together with details of the date on which the same is intended to be submitted; and

(b)	without prejudice to paragraph 1.5.1 (a), within five business days after the despatch of such communication, a copy of any communication sent to the relevant Taxation Authority after Completion relating to any Relevant Period of the Company; and

(c)	in the event that the Purchasers make any material amendments to the tax computation (prepared in accordance with paragraph 1.1 above), not less than 14 business days before the date of intended submission a copy of the amended tax computation (including any supporting materials); and
1.5.2	consider and amend in accordance with any reasonable comment made by or on behalf of the Seller in relation to any communication referred to in paragraph 1.5.1 (a) before submission to the relevant Taxation Authority, provided that the Purchasers shall not be obliged so to amend unless the Seller has communicated such comments in writing to the Purchasers not less than seven business days before the date on which the relevant communication is intended by the Purchasers to be delivered to the relevant Taxation Authority as advised by the Purchasers.

1.6	The Purchasers shall procure that, in respect of any Relevant Period, the Company shall in relation to Taxation:
1.6.1	sign and submit any Taxation return and computations,

1.6.2	make any claims, disclaimers, notices or elections, and

1.6.3	give any consents, as may be reasonably required by the Seller in relation to such Relevant Period, provided that:
(a)	the Seller has complied with its obligations specified in paragraph 1.1; and

(b)	the Company shall not be obliged to take any action or do any thing which:
(i)	the Purchasers reasonably consider is not full, true and accurate in all material respects; and/or

(ii)	would give rise either to a liability to Taxation for the Company or a loss of any Relief by the Company; and

(iii)	is inconsistent with any Taxation laws or generally accepted accounting policies or the approach previously taken by the Company in its relevant corporation tax return or self-assessment;
(c)	the Company shall not be required to take any step which would reduce the amount of Relief to be surrendered to the Purchasers below £5,874,272 for the 2005 Accounting Period, other than where required to offset any Actual Taxation Liability in respect of which the Seller could be liable under this Deed.
1.7	The Company shall be entitled, subject to any change of law or interpretation of law taking effect or announced after the date of this Agreement to file its return on the basis that it makes an election under section 107(4) Finance Act 2000 based on technical provisions before deduction of reinsurance.

2	Accounting Periods after the 2005 Accounting Period

2.1	The Purchasers shall prepare all documentation and deal with all matters (including correspondence) relating to the tax affairs of the Company for the Accounting Periods after the 2005 Accounting Period with a view to agreeing the same with the relevant Taxation Authority.

2.2	The Purchasers shall procure that the Company shall not without the written consent of the Seller make any election or take any other action (other than as required by law at the date of the Agreement, pursuant to any legally binding commitment created before Completion or as required by any generally accepted accounting standard or as contemplated by Schedule 4) whether under the provisions of section 107(4) Finance Act 2000 or otherwise which would reduce the Company’s losses for the 2005 Accounting Period below the amount specified in paragraph 4 of Schedule 4. If any such election is entered into without the prior written consent of the Seller, such election shall be deemed to be void.

3	Information

3.1	If the Company so requests, the Seller shall provide such assistance (or use its reasonable endeavours to procure the provision of such assistance) as is reasonable to assist the Company at any time after Completion in locating documents, records of facts, valuations or information relating to any Accounting Period of the Company commencing prior to Completion. Furthermore, the Purchasers agree to provide (or procure the provision of) similar assistance to the Seller (or any assignee of the Seller of any asset or business of the Seller) in so far as the Company may have relevant records or facts pertaining to the business.

3.2	If the Company so requests post-Completion or the Company or the Purchasers are required to calculate the amount of any payment pursuant to Schedule 4, the Seller shall provide to the Company or the Purchasers (or their duly authorised agent or representative) suitable access to any information held by the Seller relevant to the tax affairs of the Company.

3.3	The Purchasers shall, and shall procure that the Company shall provide to the Seller (a) (as soon as reasonably practicable after receipt thereof) copies of any communication from Lloyd’s concerning (i) the quantum of any Losses (as defined in Schedule 4) and (ii) any calls on the central fund; and (b) (as soon as reasonably practicable after finalisation) copies of the Company’s accounts for any accounting period ended after Completion.

3.4	For the avoidance of doubt, nothing in this Schedule 3 shall, in any way, limit or exclude the liability of the Seller under this Deed (without prejudice to the operation of clause 3.1.9) or the Purchasers’ rights under clause 5.

4	Costs

4.1	In this paragraph, the Tax Negotiation costs shall be the costs incurred by the Company in relation to its corporation tax return for the 2005 Accounting Period following submission of that return, including the negotiation and agreement of that tax return and the agreement of the surrender of any group relief in respect of that return, but shall not include any costs for which the Seller is otherwise liable under this Deed.

4.2	To the extent not discharged on or before Completion, the costs of dealing with any outstanding matter relating to the affairs of the Company for any period before the 2005 Accounting Period shall be borne by the Seller to the extent that such costs are reasonably and properly incurred.

4.3	The costs of dealing with any matter relating to the 2005 Accounting period shall be borne as follows:-
(i)	in relation to any cost which is not a Tax Negotiation cost, such costs shall be borne as to the first £20,000 by the Purchasers; where costs exceeds such amount, such excess, shall be borne by the Seller to the extent that such costs are reasonably and properly incurred;

(ii)	in relation to the Tax Negotiation cost, the Seller shall bear the first £10,000 of such costs to the extent that they are reasonably and properly incurred. Where the Tax Negotiations costs exceed such amount the Seller shall bear such excess, subject to its prior agreement to such additional costs, such agreement not to be unreasonably withheld and delayed.
4.4	The parties shall consult in good faith prior to the date on which any costs as are referred to in paragraph 4.2 and 4.3 are incurred and if, following such consultation, they are agreed, they shall be deemed to be reasonably and properly incurred.

Schedule 4
Group Relief Arrangements
(clause 9)

1

1.1	This Schedule records the terms agreed between the Seller, the Company and the Purchasers on which group relief will be claimed and surrendered and payments will therefor be made. The Seller, the Company and the Purchasers hereby undertake to ensure or procure:
(a)	that there is made all such claims and given all such consents in accordance with the Group Relief Provisions to give effect to their respective rights and obligations under this Schedule;

(b)	that there is supplied to each other such information as is relevant to calculate the quantum of any payment to or from the Company under this Schedule; and

(c)	that without the consent of the other parties to this Deed (not to be unreasonably withheld or delayed), no party shall take any step to close off prior to 31 December 2005 the accounting period which started on 1 January 2005, and in the event that it is so closed off, references to the 2005 Accounting Period shall be modified accordingly.
1.2	If the Guarantor so requests, by giving at least 30 days’ written notice, each of the Purchasers shall supply to the Guarantor on or by the date specified in such notice such information as the Guarantor may reasonably request to enable the Guarantor to determine the status and timing of any payment made or likely to be made hereunder. The Purchasers shall be under no obligation to supply such information more than twice in any twelve month period.

2	For the avoidance of doubt, any reference to specific statutory provisions in this Schedule shall be deemed to include references to those provisions as subsequently amended and, should the Group Relief Provisions be replaced by another regime by which the losses of the Company may be used by any member of any Purchaser’s Group, the parties hereby agree that this schedule shall be read mutatis mutandis to give effect to their intentions as stated below.

3	Subject to the provisions of this Schedule, the consideration each Purchaser agrees to pay or procure there is paid to the Company shall be 8.5p for each and every £1 of losses or other amounts eligible for relief from corporation tax which is capable of being surrendered by the Company pursuant to section 402 ICTA 1988 (the “ Losses”) in the 2005 Accounting Period (the “ Tax Loss Payment”), provided that the Losses shall for the purposes of this Schedule (including paragraph 14.3) be deemed to be capable of surrender, if and to the extent that they would be so capable but for an insufficiency of profits on the part of the Purchasers or their group or they would be so capable, but for the Company no longer being owned by a consortium of which the Purchasers or members of their groups are the sole equity-holders (as to 50 per cent each of the ordinary shares of the Company) as a result of any voluntary act or omission done or failed to be done by the Company or the Purchasers after Completion (other than pursuant to: (i) any arrangement made on or before Completion (including under any indebtedness owing to Lloyd’s or the Central Fund); or (ii) as required by law or any regulatory authority, including but not limited to Lloyd’s or (iii) as requested by the Seller pursuant to this Deed), such voluntary act or omission being a Purchaser De-Grouping Event.

4	Subject to the provisions of this Schedule, neither Purchaser shall (save for the provisions of paragraph 6 below) be obliged to pay for any Losses to the extent that, in relation to the 2005 Accounting Period, such losses exceed that Purchaser’s Relevant Proportion of 5,874,272.

5	Save as set out in paragraph 6 below, neither Purchaser shall be obliged to pay for any Losses which are made available to the Purchasers or any member of their groups in relation to a Post 2005 Accounting Period.

6	To the extent that any Losses exceed the amounts set out in paragraph 4 above, these are hereafter referred to as “Excess Losses” and each an “Excess Loss”. No Purchaser shall be obliged to pay for any Excess Loss, unless and then only to the extent that it or any member of its group actually utilises any such Excess Loss to reduce its Corporation Tax Payments. Each Purchaser shall use its reasonable endeavours to use such Excess Losses. Each Purchaser shall pay:
(a)	for such Excess Losses in the 2005 Accounting Period the amount shall be 8.5p for each and every £1 of Excess Losses so used; and

(b)	for such Excess Losses in subsequent Accounting Periods the amount shall be 13.5p for each and every £1 of Excess Losses so used.
7	The time for payment by the Relevant Purchaser of the Tax Loss Payment into the Escrow Account shall be:
(a)	in relation to the Losses, at each relevant tax payment date on which the Relevant Purchaser has been able by virtue of having utilised the Losses to reduce its liability to corporation tax by virtue of the Losses or would have been able to (but for an insufficiency of profits or a Purchaser De-Grouping Event); and

(b)	in relation to the Excess Losses, at each relevant tax payment date on which the Relevant Purchaser utilises such Excess Losses to reduce its liability to corporation tax.
with each date being a “Payment Date”, provided that if any such Payment Date falls on or before Completion, the Payment Date shall be the first such Date falling after Completion.

8	At each Payment Date the amount to be paid by each Relevant Purchaser will be calculated on the assumptions that the amount of the technical reserves which can be disclaimed under Section 107(4) of the Finance Act 2000 in respect of the period of account ended 31 December 2004 are calculated by reference to the technical provisions (as defined in subsection (7) of Section 107, after taking account of reinsurance recoverables) and that no tax relief is available in respect of any amounts accruing by way of interest to the Central Fund. If such assumptions are subsequently proven to be incorrect the amount of the Relevant Payment to be increased pursuant to paragraph 9 shall be increased by reference to the interest (net of tax) that would have been earned on such increase in the Relevant Payment had such increased Relevant Payment been made initially.

9	Subject to this, if at the Payment Date it is not possible to quantify precisely the Escrow Tax Loss Payment, the amount to be paid into the Escrow Account (the “Relevant Payment”) will be agreed upon by the Guarantor and the Relevant Purchaser, each acting reasonably (the “Accepted Amount”). If the Guarantor and the Relevant Purchaser cannot agree on an Accepted Amount within 10 business days from the Payment Date, the matter shall thereupon be referred to a leading firm of chartered accountants (who shall act as experts and not arbitrators, and whose determination shall, in the absence of manifest error, be final and binding) to be agreed with between the Relevant Purchaser and the Guarantor.

10	The amount of each Relevant Payment shall be adjusted by the Relevant Purchaser (and the Relevant Purchaser shall notify the Guarantor accordingly) as necessary no later than five business days following the occurrence of each of the following, each to be known as an “Adjustment Date”):

10.1	the Relevant Purchaser adjusts that Instalment Payment;

10.2	the Company submits its Tax Return for the relevant Accounting Period;

10.3	the Relevant Purchaser submits its Tax Return for the relevant Accounting Period;

10.4	(if later) the Relevant Purchaser submits any claim for Group Relief in relation to the relevant Accounting Period;

10.5	the date on which it becomes possible to precisely quantify the Tax Loss Payment (including, for example, any final determination that the Losses are not capable of surrender by the Company); and

10.6	it has been finally determined that the Relevant Purchaser has insufficient profits to utilise the Losses or that a Purchaser De-Grouping Event has occurred.

11	Within 10 business days of any Adjustment Date, if (a) the effect of the adjustment is to increase the Relevant Payment, then the Relevant Purchaser shall pay a sum equal to such increase (plus any interest which would have been earned (less tax) on the Escrow Account) into the Escrow Account or (b) if the effect of the adjustment is to decrease the Relevant Payment then an amount equal to such decrease (plus any interest thereon earned (less tax) on the Escrow Account by the Relevant Purchaser) shall be re-paid to the Relevant Purchaser from the Escrow Account.

12	In the event that the benefit of any Losses or Excess Losses available to the Company which would otherwise be the subject of payments into the Escrow Account are realised in a way which mirrors in economic terms the benefit of group relief but is not within the Group Relief Provisions, the parties confirm that it is their intent that the provisions of this Schedule are modified accordingly so as to leave the parties in the same position as they would have been had such Losses or Excess Losses been utilised under the Group Relief Provisions.

13	Any amounts standing to the balance of the Escrow Account after the operation of paragraphs 10 and 14.3 (if relevant) (the “Escrow Cash”) to the Company shall be paid (together with an amount equal to the interest earned on such sum calculated on a fair and equitable basis) to the Company on the occurrence of any one of the following events in relation to the relevant accounting period and the Relevant Purchaser in respect of which the Relevant Payment was paid:
(a)	if no notice of enquiry is received from a Taxation Authority for both the Company’s and the Relevant Purchaser’s tax return within two years after the later of (i) the end of the Relevant Purchaser’s accounting period and (ii) the end of the Company’s accounting period, (or if later, (in relation to both the Relevant Purchaser’s and the Company’s tax return) the dates specified in paragraph 24 Schedule 18 Finance Act 1998 for the giving of a notice of enquiry), then an appropriate proportion (equal to the Relevant Proportion of that Purchaser) of the Escrow Cash shall be immediately released; or

(b)	if no notice of a tax enquiry is received from a Taxation Authority in respect of the Company’s corporation tax return but notice is received in respect of a Relevant Purchaser’s corporation tax return then an appropriate proportion of the Escrow Cash shall be released on the later of:
(i)	the date on which written confirmation is received from a Taxation Authority (which the Relevant Purchaser shall use its best efforts to seek) that the Taxation Authority will not open an enquiry in respect of the Company’s Group Relief Reliefs in relation to the relevant Relevant Purchaser or if earlier, it is clear to the Relevant Purchaser acting reasonably that any enquiry will not impact on the quantum of any payment made or to be made under this Schedule;

(ii)	the date on which such enquiry which may have such an impact into the Relevant Purchaser’s corporation tax return is closed by the Taxation Authority; and

(iii)	the date on which a Taxation Authority will no longer be able to open an enquiry into the corporation tax return of the Company under paragraph 24 Schedule 18 Finance Act 1998; or
(c)	if notice of a tax enquiry is received from a Taxation Authority in respect of the Company’s tax return but not in respect of the Relevant Purchaser’s tax return then an appropriate proportion of the Escrow Cash shall be released at the later of
(i)	the date on which such enquiry into the Company’s tax return is closed by the Taxation Authority; and

(ii)	the date on which a Taxation Authority will no longer be able to open an enquiry into the tax return of the Relevant Purchaser under paragraph 24 Schedule 18 Finance Act 1998; or
(d)	if notice of a tax enquiry is received from a Taxation Authority in respect of both the Company and a Relevant Purchaser’s returns, then the Escrow Cash shall be released at the later of the dates indicated in sub paragraphs (b) and (c) above.
14	Amounts standing to the credit of the Escrow Account shall be released from the Escrow Account to the Purchasers to the extent that in relation to the relevant accounting period in which the Relevant Payment was made;

14.1	the Company incurs an Actual Taxation Liability for which the Seller is liable under this Deed, in which case the amount released to the Purchasers (in satisfaction of such liability to the extent of such release (ignoring any accrued interest)) shall be the amount of such Actual Taxation Liability (as reduced or extinguished by any available Relief arising on or before Completion) together with an amount equal to the interest earned on such sum calculated on a fair and equitable basis and the Relevant Purchaser shall have no further obligation to make any payment in respect thereof;

14.2	any Relief which is used to reduce an Actual Taxation Liability for which the Seller is liable has been the subject of a Tax Loss Payment into the Escrow Account above by any Purchaser (an “Escrow Payment”), in which case the amount released to such Purchaser shall be the amount of such Escrow Payment, plus any interest accrued in respect of such payment calculated on a fair and equitable basis;

14.3	it is finally determined that any losses are not capable of surrender by the Company to the Relevant Purchasers in which case the amount released shall be an amount equal to the amount paid for such losses plus any interest accrued on such amount calculated on a fair and equitable basis.

15	It is further agreed that if the benefit of the surrender of any Group Relief Reliefs to the Purchasers or their groups is lost or reduced as a result of the coming into force after Completion of, or any introduction or change after Completion in, any law, rule, regulation (or their interpretation by any court of law or tribunal) then the amount of any future Tax Loss Payments shall be reduced correspondingly and to the extent that any Tax Loss Payments have already been paid into the Escrow Account, the sum of any Tax Loss Payments that correspond to such Group Relief Reliefs that are so lost or reduced shall be returned to the Relevant Purchasers (the “Return”) together with any related interest calculated on a fair and equitable basis, and the Relevant Purchasers shall have no further obligation to make any payment in respect thereof.

16	Any obligation of the Purchasers under this Schedule shall be several and limited to each Purchaser’s Relevant Proportion.

17	The Purchasers, Seller and Guarantor each agree to undertake, or ensure there is undertaken:
(a)	all necessary action as may be required to ensure the Escrow Account is operated in accordance with the provisions of this Schedule; and

(b)	the execution of the Escrow Letter.

EXECUTED and DELIVERED	)
as a DEED by	)	/s/ GEORGE R. TRUMBULL
MMO EU LIMITED	)	Director
)
	)	/s/ GEORGE R. TRUMBULL

	)	Director/Secretary

EXECUTED and DELIVERED	)
as a DEED by	)	/s/ GEORGE R. TRUMBULL

NYMAGIC, INC.	)	Director
)
	)	/s/ PAUL J. HART

	)	Director/Secretary

EXECUTED and DELIVERED	)
as a DEED by	)	/s/ GEORGE R. TRUMBULL

MMO UK LIMITED	)	Director
)
	)	/s/ THOMAS J. IACOPELLI

	)	Director/Secretary

EXECUTED and DELIVERED	)
as a DEED by	)	/s/ STEVE LYON

ROBERTSON GROUP LIMITED	)	Director
)
	)	/s/ IRENE WILSON;

	)	Director/Secretary

EXECUTED and DELIVERED	)
as a DEED by	)	/s/ DAVID HOUSTON

THE EDINBURGH WOOLEN MILL	)	Director
(GROUP) LIMITED	)
	)	/s/ ALEC WHITAKER

	)	Director/Secretary